ecotality™

www.ecotality.com

US Media:
Jeanine L'Ecuyer
jlecuyer@ecotality.com
(602) 526-1335

Australian Media:
Peter Nimmo
info@ecotality.com
+61, 0401 221 219

Investor Relations:
Alliance Advisors for ECOtality
Thomas Walsh
twalsh@allianceadvisors.net
(212) 398-3486

ECOTALITY EXPANDS MARKET PRESENCE TO AUSTRALIA

ECOtality Australia to Provide Charging Solutions for Industrial, Airport and On-Road Electric Vehicles

Phoenix – January 12, 2010 – ECOtality, Inc. (OTCBB: ETLE), a leader in clean electric transportation and storage technologies, announced today that it has established a new, wholly-owned subsidiary, *ECOtality Australia Pty Ltd.* The Company, headquartered in Brisbane, Queensland, will market and distribute battery charging equipment to support on-road electric vehicles (EV), industrial equipment, and electric airport ground support equipment (GSE).

"Utilizing ECOtality's industry-leading EV experience and advanced battery charging technologies, ECOtality Australia is well positioned to immediately capitalize upon Australia's emerging market for plug-in electric vehicles," said ECOtality CEO Jonathan Read. "As one of the first to introduce fast-charging to Australia, ECOtality will have an impact in industrial markets, as the use of our fast-charging systems reduces air pollution and provides substantial savings in annual fueling costs and operating expenses. ECOtality Australia also plans to play a major role in facilitating the transition to clean electric transportation by providing charging solutions to support the successful introduction of electric vehicles in the region."

Much like the United States, the electric vehicle market in Australia is in its infancy. However, with more than13 million vehicles on the road and approximately 900,000 new cars sold annually, the outlook for sustained growth in the Australian market is excellent. Already, major auto manufacturers including Renault-Nissan and Mitsubishi have announced plans to introduce electric vehicles to Australia by 2011.

ECOtality is well positioned to support Australia's growing EV industry. Through its wholly-owned U.S. subsidiary, Electric Transportation Engineering Corporation (eTec), ECOtality has been involved in every major North American electric vehicle initiative since the 1990's. Originally designed to support on-road EV applications, eTec pioneered its proprietary Minit-Charger line of battery fast-charge systems that charge batteries as safely and quickly as possible, while eliminating the risk of battery overcharging and overheating, and actually extending overall battery life. With over 10 years of use in industrial and airport applications in North America, Minit-Charger provides a safe and meaningful charge for an EV in about 15 minutes and will be integral to enabling EV users to extend their daily driving range.

In October 2009, ECOtality further solidified its leadership position with the award of nearly $100 million from the United States Department of Energy to pilot The EV Project, the largest deployment of EVs and charge infrastructure ever undertaken. The grant is funded through the American Recovery and Reinvestment Act (ARRA), enacted by Congress and signed by the President last February with the goal of creating thousands of new jobs, preserving existing jobs, and jump-starting the U.S. economy. With a match from partners, The EV Project has a total value of more than $200 million, and will support electric vehicles with home-base, commercial and public charge stations in five states: Arizona (Phoenix & Tucson metropolitan areas), Washington (Seattle area), Oregon (Portland, Salem, Corvallis and Eugene), California (San Diego) and Tennessee (Nashville, Knoxville and Chattanooga). Charge station

installation will accompany the deployment of 4,700 Nissan LEAFs, a zero-emission EV.

ECOtality has also named Mr. Peter Nimmo as the Company's Asia Pacific Operations Executive and Mr. Kevin Campbell as the Company's Asia Pacific Business Development Manager.

Mr. Nimmo has worked in the battery industry for 16 years. He is a successful entrepreneur in the international business arena with 22 years of experience in large infrastructure projects involving international business and supply chain channels. With his expertise, Mr. Nimmo's prior organization, First National Battery Pty, Ltd., which began as a startup in 2001, grew in four years to a $12 million business, importing cells and chargers from South Africa, USA and Europe. Mr. Nimmo has extensive knowledge in international supply channels and battery and charging processes, in both technical and sales areas. Most recently, Mr. Nimmo has been operating a wholesale import/export business and assisting other organizations with their international business platforms.

Mr. Kevin Campbell has more than 15 years of international battery industry expertise. Before joining ECOtality, he was Managing Director for Bitrode Europe & Southeast Asia, where he specialized in the technical solution sales of battery chargers and test equipment to the lithium ion and advanced chemistry battery manufacturers, focusing specifically on the EV industry. His battery career began with Bitrode in 1993 as a start-up operation in Europe selling solutions to industrial/automotive lead acid battery producers. Relocated to the USA headquarters, he successfully participated as a member of the ownership team in a management buy-out. Mr. Campbell is highly experienced at entering new markets with diverse cultures, either selling directly or sourcing partners. His extensive travel experience covers Europe, Russia, South Africa, and all of Asia. He has an HND in Electrical & Electronic Engineering, and is an Associate Fellow of the Australian Institute of Management, AFAIM.

About ECOtality, Inc.

ECOtality, Inc. (OTCBB: ETLE), headquartered in Scottsdale, Arizona, is a leader in clean electric transportation and storage technologies. Through innovation, acquisitions, and strategic partnerships, ECOtality accelerates the market applicability of advanced electric technologies to replace carbon-based fuels. For more information about ECOtality, Inc., please visit www.ecotality.com.

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